Exhibit 99.1

Bion and Kimmeridge Execute Memorandum of Understanding

December 9, 2025. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced fertilizers produced from manure and other organic waste, announced they have executed a Memorandum of Understanding with Kimmeridge Energy Management Company, LLC, an alternative asset manager focused on the energy sector. The MOU outlines a preliminary framework to explore the use of Bion’s ammonia recovery technology at a large Renewable Natural Gas (RNG) facility.

Under the MOU, Bion and Kimmeridge will share costs and collaborate on engineering work, fertilizer sample production, testing, and agronomic validation, lifecycle analysis, and commercial planning. The purpose of these efforts is to evaluate and negotiate a Joint Venture to develop Bion’s Ammonia Recovery System (ARS) at a potential RNG facility operated by an affiliate of Kimmeridge. As part of the agreement, Bion has granted Kimmeridge a limited Right of First Refusal on a large equity investment in the Company, at a premium to current market price, during the evaluation period. The MOU will be attached as an exhibit to a Form 8-K that will be filed December 9, 2025, and will be available at sec.gov or OTC Markets.

Bion’s unique organic ammonium bicarbonate (AB) fertilizers are produced by isolating ammonia-nitrogen from digestate remaining after biogas production and bonding it with CO₂ captured during RNG upgrading. This patented process converts two environmentally challenging waste-streams into a valuable, transportable, and precision-applicable fertilizer. Without recovery, ammonia can escape, creating air pollution or nutrient runoff and groundwater contamination.

Bion’s flagship AB10 product contains approximately 10% nitrogen and is OMRI Listed (Organic Materials Review Institute), the gold standard for organic production. Bion’s AB fertilizer line will include multiple concentrations and pH levels, representing a new class of soluble organic nitrogen products previously unavailable that can materially improve yields and profitability for organic crop growers. These fertilizers often command prices significantly higher than traditional synthetic nitrogen. At an RNG facility, ammonia capture and upcycling form a core component of a regenerative agricultural strategy, promoting nutrient circularity, expanding organic food production, and reducing the operation’s carbon and environmental footprint, while improving soil health and protecting waterways.

Craig Scott, Bion’s CEO, said, “Several months ago, Bion set out to identify potential strategic partners in the biogas/RNG space who share a commitment to circular and sustainable solutions in agriculture and renewable fuels. We are pleased to have found one in Kimmeridge. We believe our expertise and technology can complement their resources and their mission to develop environmentally responsible and economically sustainable energy assets. We look forward to continuing to work with them to explore that opportunity together.”

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About Kimmeridge

Founded in 2012, with its principal office in New York, NY, as well as offices in Denver, London and Abu Dhabi, Kimmeridge is an alternative asset manager focused exclusively on the energy sector. The firm is differentiated by its deep technical knowledge, proprietary research and data gathering. Kimmeridge is committed to its core values of integrity, innovation and teamwork, and aims to deliver best-in-class performance. Kimmeridge's activities center on energy, associated infrastructure and low carbon solutions. The firm invests in public and private companies, including through direct ownership of assets. Since inception, Kimmeridge has raised over $6 billion in institutional investor commitments. https://kimmeridge.com/

About Bion

Bion’s patented Ammonia Recovery System (ARS) produces advanced organic and low-carbon nitrogen fertilizers from the problematic ammonia released when biogas is generated from animal manure and other organic waste streams, including food and food & beverage processing. Recovering this valuable resource, instead of allowing it to escape to the environment, prevents air and water pollution, produces clean water for reuse or discharge, and improves the economics of organic farming and biogas and livestock production. Bion’s platform aligns with global trends toward circular economy models and low-carbon and low-impact fuels and agriculture. https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words and phrases ‘will’, ‘can’, ‘explore’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Potential investors are urged to carefully review Bion’s SEC filings, including its Forms 10-K and 10-Q and the Risk Factors therein.

Contact Information:

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)